                                                                   EXHIBIT 99(e)









                         SCP INVESTMENTS (NO.1) PTY LTD

                        CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE PERIOD FROM 1 JULY 2004 TO 17 AUGUST 2004

                         SCP INVESTMENTS (NO. 1) PTY LTD



                        CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE PERIOD FROM 1 JULY 2004 TO 17 AUGUST 2004









CONTENTS                                                                                     PAGE NO.
--------                                                                                     --------

Consolidated Statement of Financial Performance                                                    1

Consolidated Statement of Cash Flows                                                               2

Notes to and forming part of the Consolidated Financial Statements                             3 - 9

                         SCP INVESTMENTS (NO. 1) PTY LTD


                 CONSOLIDATED STATEMENT OF FINANCIAL PERFORMANCE
                FOR THE PERIOD FROM 1 JULY 2004 TO 17 AUGUST 2004


                                                                          2004
                                                                     $ AUSTRALIAN
                                                    NOTES             (UNAUDITED)
                                                    -----            ------------

Revenues from ordinary activities                     2               12,353,778

Depreciation and amortisation expenses                2              (2,012,652)
Borrowing costs expense                               2              (2,538,710)
Other expense from ordinary activities                2              (2,206,201)
                                                                   -------------

Total expenses                                                       (6,757,563)

PROFIT FROM ORDINARY ACTIVITIES BEFORE INCOME
TAX EXPENSE                                                            5,596,215

Income tax expense relating to ordinary
activities                                            4               (1,814,679)
                                                                   -------------
PROFIT FROM ORDINARY ACTIVITIES AFTER INCOME
TAX EXPENSE                                                            3,781,536
                                                                   =============










        The above Statement of Financial Performance should be read in conjunction with the accompanying notes.

                         SCP INVESTMENTS (NO. 1) PTY LTD

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                FOR THE PERIOD FROM 1 JULY 2004 TO 17 AUGUST 2004


                                                                      2004
                                                                  $ AUSTRALIAN
                                                  NOTES            (UNAUDITED)
                                                 -------          --------------

CASH FLOW FROM OPERATING ACTIVITIES
Receipts from customers                                             16,376,860
Payments to suppliers                                              (2,120,833)
GST paid                                                           (1,512,711)
Interest received                                                      420,583
Interest and other finance costs paid                                        0
Income tax paid (PAYG)                                                       0
                                                                 -------------
Net cash flows from operating activities            7               13,164,169
                                                                 -------------
CASH FLOW FROM INVESTING ACTIVITIES                                          0
                                                                 -------------

CASH FLOW FROM FINANCING ACTIVITIES                                          0
                                                                 -------------

Net increase in cash held                                           13,164,169
Cash at beginning of the financial year                             41,490,431
                                                                 -------------
CASH AT 17 AUGUST 2004                                              54,654,600
                                                                 =============




              The above Statement of Cash Flows should be read in
                    conjunction with the accompanying notes

                         SCP INVESTMENTS (NO. 1) PTY LTD

       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE PERIOD FROM 1 JULY 2004 TO 17 AUGUST 2004
                                   (UNAUDITED)

1        STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES

         These consolidated general purpose financial statements cover the period from 1 July 2004 to 17 August 2004, the date in which Australian Pipeline Trust acquired the remaining interest in SCP Investments (No.
         1) Pty Ltd (Note 8). These consolidated financial statements been prepared in accordance with the requirements of applicable Australian Accounting Standards with the exception of the presentation of Parent company financial statements. Other mandatory professional reporting requirements in Australia (Urgent Issues Group Consensus Views) have also been complied with. These consolidated financial statements have been prepared to fulfil CMS Energy Corporation's, a former shareholder, financial reporting requirements in United States of America ("USA").

         The financial statements are presented in Australian Dollars and prepared on an accruals basis in accordance with the historical cost convention.

         The following is a summary of the material accounting policies adopted in preparation of the financial statements.

(a)      Principles of consolidation

         The consolidated financial statements comprise the financial statements of SCP Investments (No.1) Pty Ltd ("the company") and all the entities it controlled during the year and at balance date, together referred to as the "consolidated entity".

         Information from the financial statements of subsidiaries is included from the date the parent company obtains control until such time that control ceases. Where there is loss of control of a subsidiary, the consolidated financial statements include the results for the part of the reporting period during which the parent company has control.

         Subsidiary acquisitions are accounted for using the purchase method of accounting.

         The financial statements of subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. Adjustments are made to bring into line any dissimilar accounting policies that may exist. All inter-company balances and transactions, including unrealised profits arising from intra-group transactions, have been eliminated in full. Unrealised losses are eliminated unless costs cannot be recovered.

(b)      Taxes

         Income Taxes

         The consolidated entity adopts the liability method of tax-effect accounting whereby the income tax expense shown in the Statement of Financial Performance is based on the operating profit before income tax adjusted for any permanent differences.

         Goods and Services Tax

         Revenues, expense and assets are recognised net of the amount of GST except:

         - Where the GST incurred on a purchase of goods or services is not recoverable from the taxation authority, in which case the GST is recognised as part of the cost of the acquisition of the asset or as part of the expense items as applicable and;

         - Receivables and payables are stated with the amount of GST included.

         The net amount of GST recoverable from, or payable to the taxation authority is included as part as receivables or payables in the Statement of Financial Position. Cash flows are included in the Statement of Cash Flows on a gross basis and the GST component of the cash flows arising from investing and financial activities, which are recoverable from, or payable to, the taxation authority, are classified as operating cash flows. Commitments ands contingencies are disclosed net of the amount of GST recoverable from, or payable to, the taxation authority.

                         SCP INVESTMENTS (NO. 1) PTY LTD

       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS


(c)      Cash

         For the purposes of the statement of cash flows, cash includes cash on hand and at call deposits with banks or financial institutions, investments in money market instruments maturing within less than two months and is net of bank overdrafts.

(d)      Derivative financial instruments

         Interest rate swaps

         The consolidated entity has entered into interest rate swap agreements that are used to convert the variable rate of its medium-term borrowings into long - term fixed interest rates. The swaps are entered into with the objective of reducing the risk of rising interest rates

         It is the consolidated entity's policy not to recognise the interest rate swaps in the financial statements as these are specific hedges. Net receipts and payments are recognised as an adjustment to interest expense.

(e)      Revenue recognition

         Revenue is recognised to the extent that it is probable that the economic benefits will flow to the entity and the revenue can be reliably measured. The following specific recognition criteria must also be met before revenue is recognised.

         Rendering of Services

         Where the contract outcome can be reliably measured - control of a right to be compensated for the services has been attained and the stage of completion can be reliably measured (refer note 3).

         Interest

         Control of a right to receive consideration for the provision of, or investment in, assets has been attained.

         Dividends

         Control of a right to receive consideration for the investment in assets is attained, usually evidenced by approval of the dividend at a meeting of shareholders.

(f)      Changes in Accounting Policies

         The accounting policies adopted are consistent with those of the previous year.

         Comparatives

         Where necessary, comparatives have been reclassified and repositioned for consistency with current year disclosure.


(g)      Leases

         Leases are classified at their inception as either operating or finance leases based on the economic substance of the agreement so as to reflect the risks and benefits incidental to ownership.

         Operating leases

         The minimum lease payments of operating leases, where the lessor effectively retains substantially all of the risks and benefits of ownership of the leased item, are recognised as an expense on a straight-line basis.

         The consolidated entity does not have any finance leases.

                         SCP INVESTMENTS (NO. 1) PTY LTD

       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS




2        REVENUE AND EXPENSE ITEMS


                                                              FOR THE PERIOD
                                                              1 JULY 2004 TO
                                                              17 AUGUST 2004
                                                               $ AUSTRALIAN
                                                              --------------

REVENUES FROM ORDINARY ACTIVITIES:                               11,693,231
                                                               ------------
REVENUES FROM OPERATING ACTIVITIES

Revenues from services rendered (Note 3)
                                                                 11,693,231
                                                               ------------
Total revenues from operating activities
REVENUES FROM NON OPERATING ACTIVITIES                              660,547
Interest from third parties                                               0
                                                               ------------
Proceeds from the sale of non-current assets

Total revenues from outside the operating activities                660,547
                                                               ------------
                                                                 12,353,778
                                                               ============
Total revenues from ordinary activities

DEPRECIATION AND AMORTISATION EXPENSES:                           1,559,937
Depreciation of plant and equipment                                  66,146
Depreciation of buildings and fixtures                              386,569
                                                               ------------
Amortisation of pipeline licence
                                                                  2,012,652
                                                               ============
Total depreciation and amortisation expensed

BORROWING COSTS EXPENSE:
Interest to third parties                                         2,449,163
Borrowing costs                                                         484
Amortisation of prepaid finance fees                                 89,063
                                                               ------------
Total borrowing costs expensed                                    2,538,710
                                                               ============
Other expenses from ordinary activities includes:
Bad & doubtful debts recovered
Remuneration of the auditors for auditing and                             0
reviewing accounts
Remuneration of the auditors for other services - tax                44,360
advisory
Written down value of disposed PP&E (i)                             175,311
Pipeline operations costs                                                 0
Operating lease rentals                                           1,728,485
Other - Administrative                                                    0
                                                                    258,045
                                                               ------------

Total other expenses                                              2,206,201
                                                               ============

(i) Net losses on disposal of PP&E                                        0

                         SCP INVESTMENTS (NO. 1) PTY LTD


       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS


3        OPERATING REVENUE

         Revenue from ordinary activities has been derived from gas transmission. The consolidated entity defers revenue where there are disputes with customers over charged amounts and the Directors are willing to negotiate an amount, which can be reliably estimated.



4      INCOME TAX EXPENSE


                                                                 FOR THE PERIOD
                                                                 1 JULY 2004 TO
                                                                17 AUGUST 2004
                                                                 $ AUSTRALIAN
                                                                --------------

Operating Profit                                                     5,596,215
Prima facie tax payable on operating profit at 30%                   1,678,865
(2004: 30%)
Add:  Tax effect of permanent and other differences:
-  non deductible depreciation & amortisation                          135,814
-  other                                                                     0
-  under provision of previous year                                          0
                                                                --------------
Income tax expense attributable to operating profit                  1,814,679
                                                                ==============


5      CASH ASSETS


Cash on hand                                                               441
Cash at bank - GGT JV a/c                                            3,350,989
Proceeds accounts - ANZ                                             51,303,170
                                                                --------------
Total cash assets at 17 August 2004                                 54,654,600
                                                                ==============

6      RETAINED PROFITS


Balance at the beginning of the financial year                      64,272,593
Net profit attributable to members of the parent entity
Dividends provided for or paid                                       3,781,536
                                                                             0
                                                                --------------
Balance at 17 August 2004                                           68,054,129
                                                                ==============

                         SCP INVESTMENTS (NO. 1) PTY LTD

       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS


7      NOTES TO THE STATEMENT OF CASH FLOWS



Operating profit after income tax                                     3,781,536
Non-Cash Flows in Operating Profit                                            0
- Depreciation                                                        1,626,083
- Amortisation                                                          475,632
- Net (profit)/loss on disposal of assets                                     0
Changes in Assets and liabilities                                             0
- (Increase)/Decrease in trade debtors                                1,440,420
- (Increase)/Decrease in other receivable                              (982,662)
- (Increase)/Decrease in prepayments                                   (322,396)
- (Increase)/Decrease in insurance claims                                     0
- (Increase)/Decrease in inventories                                    (35,392)
- Increase/(Decrease) in creditors and accruals                       3,480,917
- Increase/(Decrease) in provisions                                           0
- Increase/(Decrease) in deferred revenue                             1,885,351
- Increase/(Decrease) in deferred income tax                           (565,605)
- Increase in tax liabilities                                         2,380,285
                                                                 --------------
Cash flow from operations                                            13,164,169
                                                                 ==============




8        RELATED PARTIES

         INTEREST IN SUBSIDIARIES

         The following are wholly owned subsidiaries of SCP Investments (No.1) Pty Ltd. All are incorporated in Australia and have 30 June year ends.

         SCP Investments (No. 2) Pty Limited the parent entity of Southern Cross Pipelines Australia Pty Ltd SCP Investments (No. 3) Pty Limited, the parent entity of Southern Cross Pipelines (NPL) Australia Pty Ltd Goldfields Gas Transmission Pty Ltd

         ULTIMATE PARENT

         On August 17, 2004, Australian Pipeline Trust acquired the remaining interest in SCP Investments (No. 1) Pty Ltd such that they now own 100% of the consolidated entity.

         Prior to the sale, Australian Pipeline Trust owned 55% and CMS Goldfields Gas Transmission Australia Pty Ltd owned 45% of SCP Investments (No.1) Pty Ltd. CMS Goldfields Gas Transmission Australia Pty Ltd is a wholly owned subsidiary of CMS Energy Corporation, an entity listed on a stock exchange in the USA. Australian Pipeline Trust acquired CMS Goldfields Gas Transmission Australia Pty Ltd thereby obtaining 100% interest in SCP Investments (No. 1) Pty Ltd. Australian Gas Light Company ("AGL"), a company listed on the Australian stock exchange, owns 30% of Australian Pipeline Trust.

9        DIFFERENCES BETWEEN US GAAP AND AUSTRALIAN GAAP

         The SCP Investments (No.1) Pty Ltd consolidated financial report is prepared in accordance with accounting principles generally accepted in Australia (AGAAP). AGAAP has significant differences from the accounting principles generally accepted in the United States (USGAAP). The significant issues or differences between AGAAP and USGAAP that apply to SCP Investments (No.1) Pty Ltd are as follows:

(a)      Income taxes

         Under AGAAP, income tax expense is based on the operating profit before income tax adjusted for any permanent differences. Timing differences are recorded in the statement of financial position as

                         SCP INVESTMENTS (NO. 1) PTY LTD

         NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS


         deferred tax liabilities and assets using the liability method of tax effect accounting. Future income tax benefits relating to tax losses and timing differences are not recorded as an asset unless the benefit is considered virtually certain of being realised. Under AGAAP, the amortisation of the intangible asset related to the pipeline license is treated as a permanent difference.

         Under USGAAP, the consolidated entity will be required to use a balance sheet liability method, which focuses on the tax effects of transactions and other events that affect amounts recognised in either the Statement of Financial Position or a tax-based balance sheet. The amortisation of the intangible asset related to the pipeline license would result in the recognition of a deferred tax asset under USGAAP. The deferred tax liability and asset balances would also be decreased or increased for the income tax effect of accounting differences between AGAAP and USGAAP.

         Under AGAAP, all deferred tax balances are classified as non current. Under USGAAP, the classification between current and non current is based on the statement of financial position classification of the underlying asset or liability that created the difference.

(b)      Interest Rate Swaps

         Under AGAAP, the interest rate swaps are specific hedges for the loan facility and are not recognised in the financial statements. The net receipts or payments due are recognised in the income statements as an adjustment to interest expense.

         USGAAP requires all derivative instruments to be recognised at fair value as either assets or liabilities in the statement of financial position. The accounting for changes in the fair value (i.e. gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. The consolidated entity's interest rate swaps do not meet the hedging criteria under USGAAP. Accordingly, under USGAAP the consolidated entity would record a liability for the fair value of the interest rate swaps at 30 June 2004 and 2003 (as disclosed at note 24b) and a corresponding decrease in net income for the year ended 30 June 2004 for the change in the fair value of the instruments.

(c)      Leases

         Operating Leases

         Under AGAAP the operating lease payments are recognised as an expense as they are incurred.

         Under USGAAP the operating lease payments must be recognised as an expense on a straight line basis over the term of the lease. This method eliminates the effects of any rent step ups.

         Accordingly, under USGAAP operating lease expenses for the year ended 30 June 2004 would be higher than under AGAAP.

(d)      USGAAP-Captioned Statement of Financial Performance

         The information content of the statement of financial performance prepared in accordance with AGAAP differs from the information content of the statement of operations in accordance with U.S. GAAP and Regulation S-X of the United States Securities and Exchange Commission ("Regulation S-X"). The following statement of financial performance reclassifies the amounts measured in accordance with AGAAP to the presentation format of US GAAP and Regulation S-X; it does not present results of operations in accordance with US GAAP.

                        SCP INVESTMENTS (NO. 1) PTY LTD

       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS


                                                                      FOR THE PERIOD
                                                                      1 JULY 2004 TO
                                                                      17 AUGUST 2004
                                                  NOTES                 $ AUSTRALIAN
                                                --------             -----------------
OPERATING REVENUE:

Gas Transmission Services                           2                     11,693,231
                                                                      --------------
Total revenues from operating activities                                  11,693,231

OPERATING EXPENSES:
Pipeline Operations and maintenance                 2                    (1,728,485)
Depreciation and amortisation                       2                    (2,012,652)
Selling, general and administrative                 2                      (477,716)
                                                                      --------------
Total operating expenses                                                 (4,218,853)

OPERATING INCOME                                                           7,474,378

OTHER INCOME / (EXPENSE):
Interest income from third parties                  2                        660,547
Interest expense                                    2                    (2,538,710)
Loss on disposal of fixed assets                    2                              0
                                                                      --------------
                                                                         (1,878,163)
                                                                      --------------


NET INCOME BEFORE TAX EXPENSE                                              5,596,215

Income tax expense                                  4                    (1,814,679)
                                                                      --------------

NET INCOME AFTER TAX EXPENSE                                               3,781,536
                                                                      ==============





10       TARIFFS FOR GAS TRANSPORTATION

         The Goldfields Gas Pipeline ("GGP") operates under a State Agreement that was put in place in 1994, before the pipeline was built in 1996 and pipeline tariffs are currently published pursuant to the State Agreement. The GGP was deemed covered by the Third Party Access Code for Natural Gas Pipeline System ("the Code") in 1998. Pursuant to the Code, GGT submitted its access arrangements in December 1999. On the 10 April 2001, a draft decision was issued by the WA Office of Gas Access Regulation ("OffGAR") that, if it had been approved in its published form, would have required Goldfields Gas Transmission ("GGT") to make amendments to reduce the proposed tariffs for gas transportation and the terms for access to the GGP that would apply to future gas sales.

         In late 2002, the Economic Regulatory Authority ("ERA"), (which superseded OffGAR), conceded that there were errors of law in the GGT draft decision and embarked on a further round of consultation prior to publishing an amended draft decision. The amended draft decision was published by the ERA on 29 July 2004 with a public submission period out to 10 September 2004. However the process going forward is that the application of the tariffs is via an "Approved Access Arrangement" which follows a final decision from the regulator but in any event is not retrospective and applies only to new customers (unless otherwise contractually stipulated) from the date of approval onwards.

         GGT separately made an application on 26 March 2003 to the National Competition Council ("NCC") for revocation of coverage of the GGP from the Code. The NCC is required to make a recommendation to the WA Minister of Energy who has the final decision on whether to revoke coverage of the Code or not. The NCC recommendation to the Minister, made in November 2003, was to not revoke coverage. On 2 July 2004, the Minister agreed with the NCC recommendation not to revoke coverage of the GGP from under the code. GGT has lodged an appeal of this decision to the Gas Review Board.

         At this date the outcome of this matter is uncertain. Management have obtained legal advice that confirms that this potential issue would not have an impact on revenues recognised to date.